

Amerityre Corporation

ANNUAL SHAREHOLDER MEETING

DECEMBER 1, 2021

AMERITYRE™ corporation

Superior Tire Technology – Made in America

Disclosure

- There are no guarantees about the stock market or Amerityre, before you invest in any security, you can help protect yourself by being an educated investor. If you are interested in Amerityre stock, we recommend that, at a minimum, you read our latest proxy statement, annual report and SEC Forms 10-K, 10-Q and 8-K for the past year. These reports are filed with the SEC and are available at: http://www.sec.gov. It is also advisable to learn more about us and our industry through a variety of public materials.

- The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. The information in this presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often include words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance in connection with discussions of future operating or financial performance.

- The Company's forward-looking statements are based on management's current expectations and assumptions regarding the Company's business and performance, the economy and other future conditions and forecasts of future events, circumstances and results. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. The Company's actual results may vary materially from those expressed or implied in its forward-looking statements.

Overview

Amerityre is a provider of polyurethane tire solutions to a variety of end users. It develops and manufactures non-pneumatic polyurethane tires for the following market segments:

- Bicycle
- Golf car and Light Industrial
- Mobility
- Agricultural and Lawn/Garden
- Material Handling

	September 30, 2021
Trading symbol	AMTY.OB (OTCBB)
Common shares outstanding	73,047,868
Market capitalization at $0.05 per share	$3,652,393
Notes, Debt & Operating Lease Obligations	$326,576
Cash	$476,220
Enterprise value	$3,502,749

Revenue History



6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
-
FY2016
FY2017
FY2018
FY2019
FY2020
FY2021

Historical Net Profit (Loss)



(100,000)
(200,000)
(300,000)
FY2018
FY2021

Revenue by Quarter, FY20 and FY21


1,600,000
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
200,000
-
Sep-19
Dec-19
Mar-20
Jun-20
Sep-20
Dec-20
Mar-21
Jun-21
Sep-21

Net Income (Loss) By Quarter
FY20 and FY21



Series 1
200,000
150,000
100,000
50,000
-
(50,000)
(100,000)
(150,000)
Sep-19
Dec-19
Mar-20
Jun-20
Sep-20
Dec-20
Mar-21
Jun-21
Sep-21

Recap of Fiscal Year 2021

- Amerityre reported record annual net income of approximately $259,000 for FY 2021, an increase of 502%.
- Sales revenue for FY2021 was $4.86 million compared to $3.94 million in FY2020, an increase of 23.4%.
- Record profit was achieved despite the COVID-19 pandemic, major supply chain issues, and rising raw material costs.
- Our production equipment upgrade project was completed in Q1 of FY 2022.

Current Situation

- Sales demand remains strong and Amerityre's financial strength continues to improve.
- Overall market conditions remain challenging as the economy continues to be impacted by COVID-19 and supply chain issues.
- Our sales backlog remains strong, but our ability to meet customer demand is limited by raw material availability.
- Gross margins continue to be under pressure due to higher raw material and operating costs.
- All investments continue to be financed out of internal cash flow.

Amerityre Competitive Advantages

- Largest, USA-based, manufacturer of flat free, polyurethane foam and elastomer tires.
- Superior closed cell, polyurethane foam and polyurethane elastomer technologies produce best-in-class, flat-free tires.
- In-house capability to design and engineer new tire products results quicker and more effectively than our competition.
- Amerityre has earned its reputation for manufacturing products that address challenging customer applications.

Amerityre Competitive Challenges

- Rising operating costs due to higher raw material prices, COVID -19 related expenses, and overall operating expenses.
- Limited sales and distribution channels compared to larger competitors.
- Fewer economies of scale compared to our larger competitors.
- Our competitors have greater financial resources available for investment and new product development.

FY 2022 Objectives

- Aggressively pursue new relationships with larger distribution partners for new investment and broader sales opportunities.
- Create new "anchor products" with OEMs, leveraging our broad formulation portfolio.
- Maintain the financial and operation discipline to maximize efficiency and mitigate cost-related headwinds we face in the market.
- Continue development of our Operations team to improve our production capabilities.

FY 2022 Objective
Improve Sales/Marketing

- Develop new partnerships with large distributors and Original Equipment Manufacturers (OEMs).
- Continue to develop our website as a direct sales tool as well as an educational resource.
- Improve Amerityre brand awareness in the marketplace through participation at strategic trade shows and other promotional activities.
- Continue to support our current distributors and OEM customers to facilitate additional sales through their networks.

FY 2022 Objective
Product Innovation

- Support product development projects to utilize our proprietary formulations in new tire applications and to address unmet needs in the marketplace, reinforcing Amerityre's position as a "provider of tire solutions".
- Leverage relationships with new and existing customers to identify and develop proprietary and/or private label products ("anchor products").

FY 2022 Objective
Operations Team Capability Development

Enhance manufacturing flexibility and capacity optimization through improvements in equipment and manpower.

- Cross training of all operations employees to provide skills development and flexibility.
- Identify opportunities to invest in equipment to improve productivity and manufacturing capability.
- Highlight the impact each individual has on overall company profitability.
- Establish personal ownership and accountability for all tasks in each individual's area of responsibility.

Summary

- We expect FY 2022 to be challenging as we confront continued higher operating costs and severe supply chain issues that limit raw material availability.
- Our product portfolio continues to offers potential opportunities to increase revenue with new and existing customers.
- The key to long term success going forward is to find a strong industry partner capable of providing established distribution networks and potential investment to finance opportunities for market expansion.
- I remain very optimistic about Amerityre's future business prospects and success.

We thank our shareholders for their continued support!